Exhibit 23.1

                         Independent Auditors' Consent







The Board of Director
Del Laboratories, Inc.:









We consent to incorporation by reference in the Registration Statement Nos. 033-64777, 333-92249 and 333-91134 on Form S-8 of Del Laboratories, Inc. of our report dated February 26, 2003, except as to note 6(b) which is as of March 21, 2003, with respect to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of earnings, shareholders' equity and cash flows and financial statement schedule for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Del Laboratories, Inc.





                                                                    /s/ KPMG LLP
                                                                    ------------


Melville, New York
March 25, 2003




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